EXHIBIT 21

LISTING OF SUBSIDIARIES

The following are the direct or indirect subsidiaries of the Registrant. All subsidiaries are wholly owned unless the percentage ownership is noted in brackets next to the name. All entities are corporations.

Subsidiary Name	State of Incorporation
Arkansas Security Capital	Arkansas

Citizens Insurance Company of America	Colorado

Citizens National Life Insurance Company	Texas

Citizens USA Life Insurance Company	Illinois

Computing Technology, Inc.	Colorado

Funeral Homes of America, Inc.	Louisiana

First Alliance Insurance Company	Kentucky

First Computer Services, LLC	Kansas

Insurance Investors, Inc.	Texas

Integrity Capital Corporation	Indiana

Integrity Capital Insurance Company	Indiana

KYWIDE Management [90%]	Kentucky

Mid-American Alliance Corporation	Missouri

Mid-American Alliance Insurance Agency, Inc	Missouri

Mid-American Associates Agency, Inc.	Missouri

Mid-American Century Life Insurance Company	Missouri

Mid-Atlantic Capital	West Virginia

Mid-Atlantic Life Insurance Company	West Virginia

Security Alliance Insurance Company	Arkansas

Western States Alliance	Colorado